UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 23, 2013

XODTEC LED, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

P.O. Box 172
Bahama, NC 27503

 (Address of Principal Executive Offices)

(267) 350-6511

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (646) 895-7152
Fax: (212) 370-7889
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

On May 23, 2013, Terry Butler sold to Jia Hang 146,265,531 shares of common stock and 5,000,000 shares of series A convertible preferred stock for a total consideration of $300.  The common stock transferred represents 75.1% of the outstanding common stock.  The preferred stock becomes convertible upon an amendment to the Issuer’s articles of incorporation increasing the authorized common stock as described below.  Upon such conversion, based on the presently outstanding common stock, Mr. Hang would own 246,265,531 shares of common stock, representing 83.5% of the then outstanding common stock.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 28, 2013, the board of directors and shareholders of the Issuer approved an amendment to the Issuer’s articles of incorporation which increased the authorized common stock from 225,000,000 shares to 400,000,000 shares.  On May 30, 2013, the Issuer’s articles of incorporation were amended to increase the authorized common stock.

The amendment to the articles of incorporation was approved by a written consent of the holder of 146,265,531 shares of common stock, representing 75.1% of the outstanding common stock, and 5,000,000 shares of series A convertible preferred stock, representing all of the outstanding series A convertible preferred stock.  As a result of the increase in the authorized common stock, the 5,000,000 outstanding shares of series A convertible preferred stock became convertible into 100,000,000 shares of common stock.

Item 9.01	Financial Statements and Exhibits.

Exhibits
3.1	Certificate of amendment to the articles of incorporation

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2013	Xodtec LED, Inc.

	By:	/s/ Terry Butler
Terry Butler
Chief Executive Officer

3